Exhibit 10.40

A.M. Castle & Co.

September 25, 2014

Dear Pat:
This letter is intended to clarify your additional compensation as Interim Vice President, Chief Financial Officer & Treasurer during the time that A. M. Castle & Co is without an incumbent and your role is altered because of this vacancy.
You will receive an increase in your base compensation from $221,300 to $232,400. In addition, you will receive a lump sum gross payment of $20,000, contingent upon your continued employment with A. M. Castle & Co. through April 30, 2015. If you voluntarily terminate employment with A. M. Castle & Co., prior to April 30, 2015, you will be required to payback said lump sum amount above. If your employment terminates involuntarily, you will not be required to payback such lump sum amount.
Should you have any questions, please feel free to contact me directly. I appreciate your willingness to accept this role during this time.
Sincerely,

/s/ Scott J. Dolan
Scott J. Dolan
President & CEO
A. M. Castle & Co.

cc: K. Madlinger

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